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                                                                    EXHIBIT 4.43

                                POWER OF ATTORNEY

      I, Wang Jing, citizen of the People's Republic of China (the " PRC"), the ID Code is 310107780209404, hereby irrevocably assigns Mr. Yang Lei the following powers and rights during the term of this Power of Attorney:

      I hereby assigns Mr. Yang Lei to vote on my behalf at the shareholders' meetings of Shanghai Unilink Computer Co., Ltd. and exercise the full voting rights as the shareholder of the company as have been given to me by law and under the Articles of Association of the company, including but not limited to, the right to sell or transfer any or all of the shares of Shanghai Unilink Computer Co., Ltd. held by myself and designate and appoint the directors and the general manager etc of Shanghai Unilink Computer Co., Ltd. acting as my authorized representative on the shareholders' meeting of the company.

      Such authorization is based upon the condition that Mr. Yang Lei is acting as an employee of Shanghai Huitong Information Co., Ltd and Shanghai Huitong Information Co., Ltd agrees such authorization and designation. Once Mr. Yang Lei loses his title or position in Shanghai Huitong Information Co., Ltd. or Shanghai Huitong Information Co., Ltd. issues a written notice to dismiss or replace the designated/authorized person, I will withdraw such authorization to him immediately and designate/authorize other individual employed by Shanghai Huitong Information Co., Ltd. to exercise the full voting rights on behalf of myself at the shareholders' meetings of Shanghai Unilink Computer Co., Ltd.

      The term of this Power of Attorney is 10 years unless the early termination of Operation Agreement jointly executed by Shanghai Huitong Information Co., Ltd., Shanghai Unilink Computer Co., Ltd, Long Wei and me, by any reason, commencing from the execution date of this Power of Attorney.

                            Signature: /s/ Wang Jing

                                 25 August, 2004